Exhibit 10.1
Execution Copy
Lighting Science Group Corporation
505 Park Avenue, 21st Floor
New York, New York 10022
March 10, 2008
Ronald E. Lusk
8238 Forest Hills Boulevard
Dallas, Texas 75218
Dear Ron:
     This letter agreement (the “Agreement”) sets forth the terms and conditions of our agreement regarding the termination of your employment with Lighting Science Group Corporation (the “Company”), effective as of March 10, 2008 (the “Termination Date”).
     1. Termination of Employment. Effective as of the Termination Date, your employment with the Company and each of its subsidiaries and affiliates, including, without limitation, any entity which directly or indirectly controls, is controlled by, or is under common control with, the Company (each, an “Affiliate”) is terminated. In addition, to the extent you were a member of the board of directors (or any committee or subcommittee thereof) of the Company or any Affiliate, effective as of the Termination Date, you hereby resign as a member of the board of directors (or any committees or subcommittees thereof) of the Company and such Affiliates. The Company and you agree to waive any and all notice periods that apply to the resignations specified in this paragraph 1. You do not claim nor shall you claim any further right to employment by the Company or any Affiliate.
     2. Severance Payments; Medical Coverage. As consideration for entering into this Agreement, if you do not revoke this Agreement in accordance with paragraph 15(k) hereof:
          (a) Severance Payments. The Company shall pay to you (i) a lump sum amount of $300,000 within seven (7) business days after execution and delivery of this Agreement; and (ii) $300,000 in equal installments over a period of twelve (12) months following the Termination Date, which will be payable in accordance with the Company’s payroll practices.
          (b) Medical Coverage. If you elect continuation of medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company shall pay, for a period of twelve (12) months following the Termination Date, the cost of your COBRA coverage to the same extent that the Company paid for your medical coverage during your employment; provided, that the Company’s payments with respect to your COBRA coverage shall cease as of the date you obtain medical coverage from another employer prior to the expiration of such twelve (12) month period. You agree to promptly notify the Company upon obtaining medical coverage from another employer prior to the expiration of such twelve (12) month period.

     3. Base Salary; Accrued Vacation. On the Termination Date, the Company will pay you (i) any unpaid base salary for the period prior to and including the Termination Date, and (ii) the value of your accrued but unused vacation pay as of the Termination Date.
     4. Expenses. The Company will reimburse you for any reasonable business expenses incurred by you prior to the Termination Date in accordance with Company policy and the submission by you to the Company of appropriate documentation. You are not authorized to incur any business expenses after the Termination Date.
     5. Stock Option and Warrants. The Company will extend until the date which is six (6) months after the Termination Date the period during which you may exercise the stock option granted to you on February 21, 2006 (the “Stock Option”) to purchase 10,000 shares of the Company’s common stock (determined on a post reverse split basis). You acknowledge and agree that, as a result of such extension of the period during which you may exercise the Stock Option, the Stock Option will not constitute an incentive stock option pursuant to section 422 of the Internal Revenue Code of 1986, as amended. You may exercise your rights in respect of warrants issued to you by the Company and outstanding as of the date hereof, as set forth on Exhibit A hereto, pursuant to the terms of such warrants.
     6. Sales Agreement. You and the Company shall enter into an agreement (the “Sales Agreement”), on mutually acceptable terms, concerning (i) your right to purchase supplies of the Company’s product line (including future developments of such product line) of light-emitting diode fixtures (“LED Fixtures”) for use in commercial indoor parking garages and parking lots, for the purpose of your selling such LED Fixtures to parking lot management companies, and (ii) the Company’s referral to you of inquiries from parking lot management companies concerning such LED Fixtures.
     7. Termination of Employment Agreement. Effective as of the Termination Date, the Company and you agree that your Employment Agreement, dated October 4, 2007, with the Company, pursuant to which the Company employed you as Vice Chairman of its Board of Directors (the “Employment Agreement”) is terminated in all respects, and that you and the Company are fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom. Notwithstanding the foregoing, at all times hereafter, the provisions of the Employment Agreement concerning “Developments” (as defined in the Employment Agreement) are incorporated by reference herein and made a part hereof, and as so incorporated, shall remain in full force and effect in accordance with their respective terms.
     8. General Release.
          (a) Lusk Release and Waiver. In consideration of the severance payments and medical coverage provided in paragraphs 2(a) and 2(b) hereof, respectively, and the other consideration herein described, which you expressly agree, after consultation with your counsel, is adequate consideration to bind your release, you, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, successors and assigns (collectively, the “Lusk Releasors”), do fully and forever release and discharge the Company and each Affiliate and each of their successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents and other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans) (collectively, the “Company Releasees”), from all actions, claims, demands, losses, expenses, obligations and liabilities related to any conduct or activity occurring at any time before the execution date of this Agreement, including, but not limited to: (i) any claims relating to or arising out of your employment or the Employment Agreement; (ii) any alleged employment discrimination under any federal, state or municipal statute, regulation, order, rule or legal authority, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, and the Texas Commission on Human Rights Act; (iii) any and any and all violations of the Employee Retirement Income Security Act of 1974, as amended; (iv) any and all contract, tort or personal injury claims; (v) any and all claims for punitive, exemplary or statutory damages; and (vi) any and all claims for attorneys’ fees or expenses associated with your retention of counsel. You represent and warrant that you have not assigned any such claims or authorized any other person, group or entity to assert such claims on your behalf. Nothing contained herein shall be deemed to prevent you from enforcing the provisions of this Agreement, provided, that nothing in this Agreement is intended to release or waive rights (A) pursuant to COBRA, (B) any accrued pension benefits, stock options, restricted shares (in each case involving only those benefits which have vested prior to the Termination Date) or any other vested benefit under any employee plan in which you were a participant prior to the Termination Date, (C) any rights to defense and/or indemnity under any corporate bylaw, resolution, policy or practice, or (D) any rights to coverage under any liability insurance policy, such as director’s and officer’s liability insurance.
          (b) Lusk Waiver of Unknown Claims. As a further consideration and inducement for this Agreement, to the extent permitted by law, you and the Lusk Releasors hereby waive and release any and all claims which you and the Lusk Releasors do not know or suspect to exist in your favor at the time of execution of this Agreement. You expressly agree that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed, up to the date of this Agreement. IN THIS CONNECTION, YOU UNDERSTAND AND AGREE AS PART OF THE INDUCEMENT FOR THE CONSIDERATION GIVEN FOR THIS RELEASE THAT YOU ARE SPECIFICALLY WAIVING AND RELINQUISHING ALL RIGHTS AND BENEFITS AFFORDED BY THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH READS AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
YOU ACKNOWLEDGE THAT YOU UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS HEREUNDER AND THIS WAIVER OF STATUTORY PROTECTION AGAINST THE RELEASE OF SUCH UNKNOWN CLAIMS.

          (c) Company Release of Claims. The Company, on its own behalf and on behalf of each Affiliate, each of their successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents and other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans) (collectively, the “Company Releasors” and, together with the Lusk Releasors, the “Releasors”) hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, you or any members of your family, any trusts established for the benefit of any members of your family or any of your agents, representatives, heirs, executors, trustees (including trustees of any trusts established for the benefit of members of your family), administrators, successors and assigns (collectively, the “Lusk Releasees” and, together with the Company Releasees, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, and hereby waive any and all rights that he, she or it may have from the beginning of time up to and including the time of signing this Agreement, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company, or is in any way connected with or related to the Employment Agreement, or any applicable compensatory or benefit plan, program, policy or arrangement, and any and all federal, state or local laws, regulations, ordinances or public policies and any common law or equity claims, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any Affiliate and yourself, now or hereafter recognized, including claims for negligence, malfeasance, breach of fiduciary duty, slander and defamation, as well as all claims for counsel fees and costs.
          (d) Covenant Not to Sue; Certain Proceedings. The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees. Notwithstanding the foregoing, this release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding you may bring in violation of this Agreement, including any proceeding before the Equal Employment Opportunity Commission or any other similar body or in any proceeding brought by the Equal Employment Opportunity Commission or any other similar body on your behalf.
     9. Restrictive Covenants.
          (a) Non-Competition. Except in respect of the activities contemplated by the Sales Agreement, during the two (2) year period beginning on the Termination Date (the “Restriction Period”), you shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the business of the Company or any Affiliate in any jurisdiction in which the

Company or any Affiliate is then engaged, or in which any of the foregoing has documented plans to become engaged. Notwithstanding the foregoing, you may make passive investments in any entity which is similar or competitive with the Company or any Affiliate which ownership does not exceed five percent (5%) or more of such entity’s outstanding stock or ownership interest.
          (b) Non-Solicitation of Employees. During the Restriction Period, you shall not, directly or indirectly, for your own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) solicit or encourage any employee of the Company or any Affiliate to leave the employment of the Company or any Affiliate. This paragraph 9(b) shall not prohibit you from soliciting or hiring a former employee of the Company or any Affiliate.
          (c) Non-Solicitation of Business Relationships. Except in respect of the activities contemplated by the Sales Agreement, during the Restriction Period, you shall not, directly or indirectly, for your own account or for the account of any other Person, in any jurisdiction in which the Company or any Affiliate has commenced or made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any Affiliate with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of the Company or any Affiliate at any time during the one (1) year period prior to or after the Termination Date.
          (d) Confidentiality. You agree and acknowledge that, as of the Termination Date, you will not (i) retain or use for the benefit, purposes or account of you or any other person, organization or entity; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person, organization or entity other than the Company, any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, any Affiliate and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Company. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to you by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

          (e) Use of Confidential Information, Intellectual Property. You agree and acknowledge that, as of the Termination Date, you shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any Affiliate; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its Affiliates, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware.
          (f) Non-Disparagement. As of the Termination Date and at all times thereafter (i) you agree that you have not and shall not, either directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any Affiliate, or any of their personnel, products or services nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or any Affiliate or the reputation of the Company or any Affiliate, and (ii) the Company shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing you in any way; in each case, except to the extent required by law, and then only after consultation by and between you and the Company to the extent possible, or to enforce the terms of this Agreement. This paragraph 9(f) shall not prohibit you from responding to an inquiry concerning the Company, or the Company from responding to an inquiry concerning you, from the U.S. Securities and Exchange Commission or any other government agency or law enforcement authority
     10. Press Release. The Company shall, prior to issuing its press release concerning the termination of your employment, provide you a reasonable opportunity to review and comment on such press release and shall make a good faith effort to ensure that such press release is satisfactory to you; provided that, the Company shall issue such press release and file it within the time period required by applicable law.
     11. Penalties. If you fail to abide by any of the terms of this Agreement, which failure you do not cure, if curable, within twenty (20) days after receipt of the Company’s written notice of such failure, the Company may reclaim any amounts paid hereunder, without waiving the release granted herein, and terminate any remaining payments or benefits that are due hereunder and any other arrangements or agreements, including the Sales Agreement, in addition to any other remedies, including the payment of the Company’s attorneys’ fees and costs in an action to prosecute such breach.
     12. Consideration. The consideration provided hereunder is not required under the Company’s standard policies, and you know of no other circumstances other than your execution of this Agreement that would require the Company to provide such consideration.

     13. Legal Advice, Reliance. You represent and acknowledge that (i) you have been given adequate time (at least twenty-one (21) days) to consider this Agreement (which, by signing this Agreement prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this Agreement with your private attorney, (ii) you have carefully read and fully understand all the provisions of this Agreement, (iii) you have voluntarily entered into this Agreement, without duress or coercion, and (iv) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in paragraphs 8(a) or 8(b) hereof, any portion thereof, or any interest therein. You understand that if you request additional time to review the terms of this Agreement, a reasonable extension of time will be granted.
     14. Non-Disclosure of Agreement. Except to the extent required by law, the parties to this Agreement agree not to disclose its terms to any person, other than their attorneys, accountants, financial advisors or, in your case, members of your immediate family; provided that such family members are informed of this paragraph 14 and agree to be bound by it; provided, further that this paragraph 14 shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.
     15. Miscellaneous.
          (a) No Violation of Law. You agree and acknowledge that this Agreement is not and shall not be construed to be an admission by the Company of any violation of any federal, state or local statue, ordinance or regulation or of any duty owed by the Company to you, and any such liability is hereby expressly denied.
          (b) Return of Company Property. Any credit cards issued to you by the Company will be discontinued as of the Termination Date and you agree to reimburse the Company for all expenses charged by you on any such credit cards after the Termination Date. Any property of the Company or any Affiliate that is in your possession or control, including, but not limited to, such credit cards issued to you by the Company, keys, identification cards, cellular telephone, pager, fax, computers or computer equipment, etc., must be returned to the Company no later than March 12, 2008. Following your return of the Company’s laptop computer and desktop computer in your possession, and after the Company has removed all Confidential Information from such laptop computer and desktop computer, the Company shall offer to exchange with you such laptop computer and such desktop computer in consideration for the furniture in the Company’s Satellite Beach, Florida office which is owned by you.
          (c) Removal of Personal Property. Within twenty (20) business days after the date hereof, the Company will provide you a reasonable opportunity to remove your personal property from the Company’s offices.
          (d) Legal Expenses. The Company shall pay or reimburse you, upon presentation of appropriate documentation, for up to $6,000 of legal fees you incur in connection with negotiating this Agreement and other agreements with the Company relating to the termination of your employment.

          (e) Cooperation. You agree to personally provide reasonable assistance and cooperation in any action or proceeding (or appeal from any action or proceeding) to which the Company is a party which relates to events occurring during your employment with the Company. The Company will reimburse you for reasonable expenses incurred by you in connection with such assistance and cooperation. In respect of such assistance and cooperation after the date on which all severance payments pursuant to paragraph 2(a) have terminated, the Company will pay you, at a reasonable per diem rate, for any expenditure of time by you associated with such cooperation.
          (f) Third Party Beneficiaries. All Releasees under this Agreement who are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.
          (g) Withholding. The Company may withhold from any payments made under this Agreement all federal, state, local or other applicable taxes as shall be required by law.
          (h) Entire Agreement. This Agreement constitutes the sole and complete understanding of you and the Company with respect to the subject matter hereof. Except to the extent expressly provided in this Agreement and in the Sales Agreement, upon execution and delivery of this Agreement, all prior agreements, plans, programs, understandings and arrangements are hereby terminated, and you, and the Company and the Affiliates, are fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom. You and the Company represent to each other that in executing this Agreement, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person, with regard to the subject matter, basis or effect of this Agreement.
          (i) Amendment; Waiver; Successors. No amendment, modification or alteration of the terms and provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by you and the Company. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof. This Agreement shall be binding upon the parties hereto and their respective successors, transferees and assigns.
          (j) Governing Law; Severability; Blue Pencil. This Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. The parties hereto agree that the covenants set forth in paragraph 9 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to remove or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

          (k) Revocation. You may revoke this Agreement within seven (7) days after the date on which you sign this Agreement. You understand that this Agreement is not binding or enforceable until such seven (7) day period has expired. Any such revocation must be made in a signed letter executed by you and received by the Company at the following address no later than 5:00 p.m., New York time, on the seventh day after you have executed this Agreement: Lighting Science Group Corporation, 505 Park Avenue, 21st floor, New York, New York 10022, Attention: Govi Rao. You understand that if you revoke this Agreement, you will not be entitled to any payments or benefits hereunder.
          (l) Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
[Signature Page follows]

     If this Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below. On behalf of the Company, I would like to thank you for all of your hard work and dedication.

Very truly yours, Lighting Science Group Corporation
By:	/s/ Govi Rao
	Name:	Govi Rao
	Title:	Chief Executive Officer

ACCEPTED AND AGREED
as of the date first written above:

/s/ Ronald E. Lusk Ronald E. Lusk	/s/ Delann Needham Witness
[Signature Page]

Exhibit A
Lighting Science Group Corporation
Warrants Issued to Ronald E. Lusk
Outstanding as of February 28, 2008

		Pre-Reverse Split	Pre-Reverse Split		Post Reverse Split	Post Reverse Split
Warrants	Issue Date	Warrants Shares	Exercise Price	Purpose	Warrant Shares	Exercise Price
4	4/20/2005	30,000	1.500	Issued in conjunction with Director Loans	1,500	30.00

12	4/29/2005	15,000	1.500	Issued in conjunction with Director Loans	750	30.00

13	5/2/2005	5,000	1.500	Issued in conjunction with Director Loans	250	30.00

42	9/5/2006	125,000	0.300	Issued as compensation for debt guarantees	6,250	6.00

51	3/31/2007	275,000	0.300	Issued as compensation for debt guarantees	13,750	6.00